AMENDMENT TO THE BROADCOM CORPORATION 1998 STOCK INCENTIVE PLAN
February 1, 2016

This Amendment (this “Amendment”) to the Broadcom Corporation 1998 Stock Incentive Plan, as amended and restated November 11, 2010 (as amended, the “Plan”) is effective as of the date first set forth above, such amendment being approved by the Board of Directors of Broadcom Limited (the “Company”) pursuant to Article Five, Section IV.A of the Plan. The Plan is hereby amended as follows:

1.
All references to the “Corporation,” “Broadcom Corporation” or “Broadcom Corporation, a California corporation” in the Plan shall refer to the Company. The following will replace Section F of the Appendix to the Plan in its entirety:

“F. Corporation shall mean Broadcom Limited (Registration No. 201505572G), a limited company incorporated under the Republic of Singapore.”

2.
All references to “stock,” “common stock,” “shares of common stock” or other similar terms in the Plan shall refer to the ordinary shares of the Corporation. All references to “shares of Common Stock,” “Class A Common Stock” or “Common Stock” in the Plan shall be deleted and replaced with “Shares”.

3.	The following will replace Section E of the Appendix of the Plan in its entirety: “E. Shares means the ordinary shares of the Company, no par value.”

4.	Article One, Section V.B of the Plan and all references thereto will be deleted in their entirety.

5.	Clause (vii) of Article One, Section V.E. will be deleted in its entirety.

6.	The following will replace Article Four of the Plan in its entirety:
“ARTICLE FOUR
[Intentionally Omitted.]”

7.
All references to Article Four of the Plan and to the “Director Automatic Grant Program” will be deleted in their entirety. The following will replace Section H of the Appendix of the Plan in its entirety:

“H. [Intentionally Omitted.]”

8.	Except as provided in this Amendment, the Plan shall remain in full force and effect.

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